EXHIBIT 10.24
Third Amendment of the
Employment Agreement
of Edward F. McKernan
     THIS THIRD AMENDMENT of that certain Employment Agreement, made effective as of January 1, 2002, as previously renewed and amended (“Original Agreement”), by and between Global Preferred Holdings, Inc., a Delaware corporation (the “Company”), and Edward F. McKernan (“You” or “Your”, and together with the Company, collectively referred to as the “Parties”) is made effective as of the 1st day of January, 2005 between the Parties.
W I T N E S S E T H:
     WHEREAS, the Parties each desire to renew the Original Agreement, as set forth herein;
     NOW THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by the Parties hereto, the Parties, intending to be legally bound, hereby agree as follows:
     1. Defined Terms. All defined terms in the Original Agreement shall have the same meaning herein unless the context requires otherwise or unless redefined herein.
     2. Amendment to Section 5B. Section 5B of the original Agreement is hereby amended by deleting such section in its entirety and substituting in its place the following:
     “B. If, following a Change of Control, this Agreement terminates for the reasons set forth in sub-sections 4E(6), 4F or 4G of this Agreement, then the Company shall pay You a separation payment equal to thirty-five (35) months Base Salary in effect as of the date of termination, payable over a period of twelve (12) months in accordance with the Company’s normal payroll practices (or at the election of the Company, payable as a lump sum payment), and any prorated Bonus payments (to the extent earned by You prior to Your termination date). However, notwithstanding the forgoing, if the aggregate amounts payable to You pursuant to this Section 5B, together with any other payments made to You or on Your behalf by the Company as a result of such Change of Control, would cause You to receive aggregate “parachute payments” (as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)) exceeding three (3) times Your “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amounts payable to You pursuant to this Section 5B shall be reduced until Your aggregate “parachute payments” do not exceed three (3) times Your “base amount.” ”
     3. Choice of Law. This Third Amendment will be governed by the internal law, and not the laws of conflicts, of the State of Georgia.
     4. Remaining Provisions. All other terms and conditions of the Original Agreement not modified by this Third Amendment shall remain as originally set forth in the Original Agreement.
     5. Counterparts. This Third Amendment may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first set forth herein above.

GLOBAL PREFERRED HOLDINGS, INC.

By:	/s/ Bradley E. Barks

Bradley Barks
Chief Financial Officer

/s/ Edward F. McKernan

EDWARD F. MCKERNAN